Exhibit 21
SUBSIDIARIES OF THERMADYNE HOLDINGS CORPORATION
December 31, 2009

State or Country
Name	of Incorporation/Organization
C&G Merger Co.	Illinois
C&G Systems Holding, Inc.	Delaware
Canadian Cylinder Company	Canada
Cigweld Malaysia SDN. BHD	Malaysia
Cigweld Philippines, Inc.	Philippines
Cigweld Pty Ltd.	Australia
Comercializadora Thermadyne S. De R.L. De C.V.	Mexico
Ningbo Fulida Gas Equipment Co., Ltd.	China
Ningbo Thermadyne Cutting & Welding Equipment Trading Co., Ltd.	China
O.C.I.M. S.r.l.	Italy
Philippine Welding Equipment, Inc.	Philippines
PT Cigweld Indonesia	Indonesia
PT Thermadyne Utama Indonesia	Indonesia
Stoody Company	Delaware
Thermadyne Asia SDN BHD	Malaysia
Thermadyne Asia/Pacific Pte. Ltd.	Singapore
Thermadyne Australia Pty Ltd.	Australia
Thermadyne Brazil Holdings, Ltd.	Cayman Islands
Thermadyne Chile Holdings, Ltd.	Cayman Islands
Thermadyne Cylinder Co.	California
Thermadyne Industries, Inc.	Delaware
Thermadyne Industries Ltd.	United Kingdom
Thermadyne International Corp.	Delaware
Thermadyne Italia S.r.l.	Italy
Thermadyne Japan Ltd.	Japan
Thermadyne de Mexico SA de CV	Mexico
Thermadyne South America Holdings, Ltd.	Cayman Islands
Thermadyne (Thailand) Co. Ltd.	Thailand
Thermadyne Victor Ltda	Brazil
Thermadyne Welding Products Canada Limited	Canada
Thermal Arc Philippines, Inc.	Philippines
Thermal Dynamics Corporation	Delaware
Victor Equipment Company	Delaware
Victor Equipment de Mexico SA de CV	Mexico